UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

PARKWAY PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PARKWAY PROPERTIES, INC.

390 North Orange Avenue

Suite 2400

Orlando, Florida 32801

www.pky.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2012

To our Stockholders:

Parkway Properties, Inc. (the “Company”) will hold its 2012 Annual Meeting of Stockholders (the “Meeting”) on May 17, 2012, at 2:00 p.m. Eastern Time, on the 26th floor at the Buckhead Club, 3344 Peachtree Road NE, Atlanta, Georgia 30326. At the Meeting, stockholders will be asked to:

1.	Elect nine directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	Cast an advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year;

3.	Cast an advisory vote on executive compensation; and

4.	Transact other business properly presented at the Meeting or any adjournment or postponement thereof.

All stockholders of record at the close of business on March 19, 2012, are entitled to notice of and to vote at the Meeting or any adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders electronically. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Meeting.

Mandy M. Pope
Executive Vice President,
Chief Accounting Officer and Secretary
Dated: April 5, 2012

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT.

PROXY STATEMENT

i

April 5, 2012

PARKWAY PROPERTIES, INC.

390 North Orange Avenue

Suite 2400

Orlando, Florida 32801

www.pky.com

PROXY STATEMENT

The following information is furnished in connection with the Annual Meeting of Stockholders (the “Meeting”) of Parkway Properties, Inc. (the “Company” or “Parkway”), to be held on May 17, 2012 at 2:00 p.m., Eastern Time, on the 26th floor at the Buckhead Club, 3344 Peachtree Road NE, Atlanta, Georgia 30326. This Proxy Statement, Annual Report, and Form of Proxy are first being made available, and a Notice Regarding the Availability of Proxy Materials is first being mailed, to stockholders on or about April 5, 2012.

ABOUT THE MEETING

What is the purpose of the Meeting?

At the Meeting, stockholders will be asked to elect nine directors of the Company, cast an advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year and cast an advisory vote on executive compensation.

Who is entitled to vote?

The record holder of each of the 21,971,125 shares of Company common stock, par value $0.001 per share (“Common Stock”), outstanding at the close of business on March 19, 2012 are entitled to vote at the Meeting. The holders of Common Stock are entitled to one vote for each share of Common Stock on each matter submitted to a vote at a meeting of stockholders.

Why didn’t I automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report?

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our stockholders electronically. In an effort to lower the costs of delivery of proxy materials, as well as to reduce our use of paper, we have elected to take advantage of these rules by only mailing materials to those stockholders who specifically request a paper copy. On or around April 5, 2012, all stockholders were mailed a Notice Regarding the Availability of Proxy Materials that contained an overview of the proxy materials and explained several methods by which stockholders could view the proxy materials online or request to receive a copy of proxy materials via regular mail or email. There is no charge for requesting a copy.

How can I receive electronic access to the proxy materials?

The Notice Regarding Availability of Proxy Materials includes a website address that will provide you with instructions on how to view our proxy materials on the Internet and enable you to notify us to send future proxy materials to you via electronic mail.

Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Can I find additional information on the Company’s website?

Yes. Our website is www.pky.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of conduct, corporate governance guidelines, charters of Board committees and SEC filings. A copy of our code of conduct, corporate governance guidelines and each of the charters of our Board committees may be obtained free of charge by writing to Parkway Properties, Inc., 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, Attention: Investor Relations.

How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record, you may vote in person at the Meeting. If your shares of Common Stock are held in street name and you wish to vote in person at the Meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of Common Stock in your own name as a holder of record with our transfer agent, Wells Fargo Shareowner Services, you may instruct the proxy holders named in the proxy card how to vote your shares of Common Stock in one of the following ways:

•

Vote online. You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have a stockholder identification number provided in the Notice Regarding the Availability of Proxy Materials.

•	Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy FOR the Board’s nominees for Director, FOR the ratification of the independent registered public accounting firm, and FOR the approval of our 2011 executive compensation.

Will any other matters be voted on at the Meeting?

We do not expect any other matters to be considered at the Meeting; however, if a matter not listed on the proxy card is legally and properly brought before the Meeting by a stockholder, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of the Company. Under the Company’s Bylaws and SEC rules, stockholder proposals must have been received by March 13, 2012, to be considered at the Meeting. To date, we have received no stockholder proposals.

How many votes are needed to hold the Meeting?

In order to conduct the Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock entitled to cast a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Meeting is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.

How many votes are required to act on the proposals?

Proposal 1 concerns the election of nine directors of the Company. Pursuant to the Company’s Bylaws, provided that a quorum is present at the Meeting, directors will be elected by a plurality of all the votes cast at the Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.

Proposal 2 concerns an advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year. The affirmative vote by holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Proposal 3 concerns a non-binding advisory vote to approve the compensation for the Named Executive Officers disclosed in the section of this Proxy Statement entitled “Compensation of Executive Officers.” Stockholder “approval” of Proposal 3 occurs if the votes cast in its favor exceed votes cast against it.

How are abstentions and broker non-votes counted?

For purposes of each proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Can I change my vote after I have voted?

You can revoke your proxy and change your vote at any time before the polls close at the Meeting. You can do this by:

•	filing a written revocation with the Secretary of the Company;

•	signing and submitting another proxy with a later date; or

•	attending the Meeting, withdrawing the proxy and voting in person.

How do I submit a proposal for the 2013 Annual Meeting?

If a stockholder wishes to have a proposal considered for inclusion in the Company’s proxy statement for the 2013 Annual Meeting of Stockholders, the stockholder must submit the proposal in writing to the Secretary of the Company at 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801 so that the Company receives the proposal by December 6, 2012.

If the proposal is not intended to be included in the Company’s proxy statement, a qualified stockholder intending to introduce a proposal or nominate a director at the 2013 Annual Meeting of Stockholders should give written notice to the Company’s Secretary not later than March 18, 2013 and not earlier than February 16, 2013.

Stockholders also are advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

Who is soliciting the proxy and who pays the costs?

The enclosed proxy for the Meeting is being solicited by the directors of the Company. The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mail, proxies may be solicited by the directors and their agents (who will receive no additional compensation for those services)

by means of personal interview, telephone, facsimile, e-mail or other electronic means, and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

CORPORATE GOVERNANCE AND BOARD MATTERS

Significant Changes in Management and Board of Directors

In the first half of 2011, the Company closed the combination with Eola Capital LLC, a privately-owned property management company, and certain of its affiliates (“Eola”) and the acquisition of six office properties from Eola through Parkway Properties Office Fund II, LP, collectively referred to as “the Eola transactions.”. As a result of the Eola transactions, the Company hired 136 former employees of Eola, including James R. Heistand as Parkway’s Executive Chairman of the Board of Directors, and Henry F. Pratt III as Parkway’s Executive Vice President and Head of Asset Management and Third Party Services. In addition, Rodolfo Prio-Touzet was appointed a director of the Company. At the time of Mr. Heistand’s appointment as Executive Chairman, Leland R. Speed was appointed Chairman Emeritus.

In the third quarter of 2011, Steven G. Rogers, Parkway’s President and Chief Executive Officer and a director of the Company, announced his resignation from these positions effective December 1, 2011. Upon Mr. Rogers’ resignation, James R. Heistand was appointed President and Chief Executive Officer of the Company and Charles T. Cannada, an independent director of the Company, was appointed Chairman of the Board and Lead Independent Director.

Also in the third quarter of 2011, William R. Flatt, Executive Vice President and Chief Operating Officer of the Company, announced his resignation effective October 15, 2011. M. Jayson Lipsey was appointed as Executive Vice President and Chief Operating Officer effective October 15, 2011. Michael J. Lipsey, a director of the Company is the father of M. Jayson Lipsey.

On November 1, 2011, David R. O’Reilly was appointed as Executive Vice President and Chief Investment Officer and James M. Ingram assumed the role of Executive Vice President and Chief of Sales and Business Development.

Director Qualifications and Biographical Information

The biography of each director nominee below contains information regarding that person’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a Director of the Company. Rudolfo Prio-Touzet, who has served as a director since June 1, 2011, has indicated that he will not be standing for re-election to the Company’s Board of Directors. Mr. Prio-Touzet has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

CHARLES T. CANNADA, Age 53	Director since 2010

Mr. Cannada is a private investor and advisor with extensive background in the telecommunications industry. From 1989 to 2000, Mr. Cannada held various executive management positions at MCI (previously WorldCom and earlier LDDS Communications), including Chief Financial Officer from 1989 to 1994 and Senior Vice President in charge of Corporate Development and International Ventures and Alliances from 1995 to 2000. In these roles, Mr. Cannada was involved in numerous merger and acquisition transactions and financing transactions. Prior to joining MCI, Mr. Cannada was in public accounting from 1980 to 1989. Mr. Cannada currently serves on the board of directors for several non-public companies, including Chairman of the Board for Nanoventions, Inc. (a microstructure technology company), and director for First Commercial Bank, Inc. (chairman of the audit committee and a member of the investment/asset liability management committee) and Stadium Wrap America, LLC (a startup athletic banner company). Mr. Cannada serves as Chairman of the Board of Trustees for Belhaven University, as well as serving on The University of Mississippi’s Foundation Board (chairman of audit committee and member of the investment committee) and School of Accountancy’s Board of Advisors. Mr. Cannada received a BBA in Accounting from the University of Mississippi.

Mr. Cannada’s extensive experience in the areas of accounting, finance, mergers and acquisitions, capital markets and governance of public companies has equipped him with distinct skills that are beneficial to the Company. As a successful entrepreneur and a board member in several non-public entities, he also brings a non-real estate perspective to the management and strategic planning areas of the Company. Mr. Cannada currently serves on the Audit Committee and the Compensation Committee. Since December 1, 2011, Mr. Cannada has served as the Chairman of the Board of Directors and Lead Independent Director.

EDWARD M. CASAL, Age 54	Director since 2011

Mr. Casal has served as Chief Investment Officer of Aviva Investors Global Real Estate Multi-Manager Group since April 2008. Aviva’s multi-manager group has over $6 billion in assets under management, with investments in all major regions of the world. Mr. Casal also serves as the chair of the Global Investment Committee and as Portfolio Manager for the firm’s real estate recapitalization and secondary fund. Mr. Casal was a co-founder of Madison Harbor Capital, a real estate fund-of-funds, and served as its Chief Executive Officer from January 2005 through April 2008. He continues to serve as Chief Executive Officer of Madison Harbor Balanced Strategies, Inc., a registered investment company. Prior to 2005, Mr. Casal spent 18 years at UBS Investment Bank, and one of its predecessor companies, Dillon, Read & Co. Inc., having served as manager of the real estate business and director of its North American real estate advisory business. Mr. Casal also worked for two years with Goldman Sachs & Co. in the areas of equity research, municipal finance and real estate. Mr. Casal received his BA from Tulane University and MBA from Harvard Business School.

With over 28 years of experience in real estate investment and capital markets, Mr. Casal brings experience in many areas that are beneficial to the Company as it continues its pursuit of real estate investments. Mr. Casal will be able to provide valuable insight for the Board of Directors due to his experience in leading a global real estate investment team and his current involvement in the real estate capital markets. Mr. Casal currently serves on the Investment Committee.

LAURIE L. DOTTER, Age 51	Director since 2010

Ms. Dotter is the President of Transwestern Investment Management, working with both institutional and private wealth clients to develop and implement investment strategies designed specifically to meet their investment objectives. She has 25 years of experience in real estate investment and portfolio management. From 1998 through 2009, Ms. Dotter served as Senior Vice President of Hunt Realty Investments, a privately owned real estate investment company, where she directed a team of portfolio professionals to manage a diverse portfolio of real estate held either through direct ownership or indirectly through operating partnerships. Ms. Dotter serves on the Texas Comptroller’s Investment Advisory Board for the Texas Treasury Safekeeping Trust Company, which manages 11 separate endowment funds, and formerly as the Vice Chairman of the Plan Sponsor Council of the National Pension Real Estate Association. From 1993 to 1998, Ms. Dotter served as Director of Real Estate Investment for the Teacher Retirement System of Texas where she was responsible for the public pension fund’s $2 billion real estate equity and commercial mortgage portfolio. Ms. Dotter worked for three years in the audit division and for four years in the financial consulting services group of Coopers & Lybrand, with primary assignments in financial institutions and real estate. Ms. Dotter received a BBA in Accounting from Texas A&M University and is a Certified Public Accountant in the State of Texas.

Ms. Dotter’s experience in the areas of accounting, finance and investments on behalf of private and public funds and operating partnerships are beneficial to the Company as it pursues its investment strategy. Ms. Dotter’s experience representing both public and private investors gives her an understanding of financial objectives and investment perspectives for a variety of investors. Ms. Dotter currently serves as Chair of the Audit Committee.

DANIEL P. FRIEDMAN, Age 54	Director since 2002

Mr. Friedman has been a managing member of Radiant Partners, LLC, a real estate company, since 2000. He previously served as a trustee, President and Chief Executive Officer of a New York Stock Exchange (“NYSE”) REIT and as a director of a publicly traded parking company. Mr. Friedman received a BS in Chemistry from Stanford University and MBA from Harvard Business School.

Mr. Friedman’s experience as a private investor and chief executive officer of a public company allow him to provide the Board with insight into the operations, corporate governance and capital allocation decisions necessary for a publicly-traded company. Mr. Friedman has served on the Corporate Governance and Nominating Committee for the past three years, the Compensation Committee for the past nine years, and the Investment Committee for the past nine years. Mr. Friedman is currently serving as Chair of the Investment Committee.

JAMES R. HEISTAND, Age 60	Director since June 1, 2011

Mr. Heistand is the President and Chief Executive Officer of the Company and has served in that capacity since December 1, 2011. He has served as a Director since June 1, 2011, and served as Executive Chairman of the Board from June 1, 2011, through November 30, 2011. Prior to joining Parkway, Mr. Heistand founded and served as Chairman of Eola Capital LLC since its inception in 2000. Mr. Heistand served as Chairman of the DASCO Companies from 1999 until its sale to CNL Retirement Properties in 2004 and as founder and Chairman of Associated Capital Properties from 1989 until its sale to Highwoods Properties in 1998. He served on the Board of Directors of Highwoods Properties from 1998 to 2000 and served as its senior vice president from 1997 to 1998. Mr. Heistand currently serves on the Board of Directors of United Legacy Bank in Orlando, Florida, and is a member of the chairman’s circle of the real estate advisory board for the Warrington College of Business Administration at the University of Florida. Mr. Heistand graduated from the University of Florida with a BS in Real Estate Finance.

Mr. Heistand has more than 25 years of experience in real estate strategic planning, investment, development and asset management. As a real estate entrepreneur, he has a track record of success built on identifying opportunities, assessing risk, structuring transactions with investment partners, and optimizing returns. His significant experience in all areas of real estate operation, financing, and investment, as well as his extensive relationships with real estate industry entrepreneurs, investors, owners and financiers are beneficial in implementing the Company’s new strategy.

MICHAEL J. LIPSEY, Age 62	Director since 1997

Mr. Lipsey is a trainer, consultant and author specializing in the commercial real estate industry for more than 36 years. Mr. Lipsey has served as President of The Lipsey Company, a real estate training and consulting firm, since 1987. Mr. Lipsey holds the professional real estate designations of CCIM, CRB, CPM and MICP, and has published over 25 books, some of which have become industry standards such as System for Success for Commercial Real Estate, Tenants or Guests, Quantum Sales & Leasing, Real Estate Negotiation, and Leadership in Commercial Real Estate. Mr. Lipsey holds a Masters of Corporate Real Estate Services awarded by the National Association of Corporate Real Estate Executives. Mr. Lipsey also served in the United States Navy aboard the USS John F. Kennedy and the USS Independence.

In his role as a trainer and consultant to the real estate industry, Mr. Lipsey has a unique perspective of the challenges and opportunities facing the industry at all levels, and he brings his knowledge and experience with a broad range of clients involved in all areas of commercial real estate to the Board and the Company’s employees. Mr. Lipsey served as the Lead Director for the Company from 2007 through December 1, 2011 and has served on the Investment Committee since 2006. He previously served for five years on the Compensation Committee and for three years on the Corporate Governance and Nominating Committee.

BRENDA J. MIXSON, Age 59	Director since 2009

Ms. Mixson has served as managing director of C-III Capital Partners LLC, a commercial real estate investment management company, that was formed and is controlled by Island Capital Group LLC, since 2003. Ms. Mixson is also the owner and operator of M. T. Bottles, LLC, a grape-growing and wine production and sales company. Ms. Mixson has been involved in banking, financial institutions and commercial real estate investment and management for over 25 years. She has previously served as Chief Financial Officer of a NYSE REIT, Chief Operating Officer of a real estate company and a member of the board of directors of a NYSE REIT, with service on audit, compensation and investment committees. Ms. Mixson graduated from the University of Minnesota with a BS in Economics.

Ms. Mixson’s experience in finance, investment management and capital markets transactions, as well as her previous service as a chief financial officer, chief operating officer and a member of key committees of public companies, allows her to provide valuable insight to the Company and our Board of Directors in these areas. Ms. Mixson has served on the Audit Committee and Investment Committee since her appointment to the Board on November 1, 2009. Ms Mixson has also served as the Chair of the Corporate Governance and Nominating Committee since May 2011.

LELAND R. SPEED, Age 79	Director since 1978

Mr. Speed has served as Chairman Emeritus of the Board since June 1, 2011, and as a Director since 1978. Mr. Speed served as the Chairman of the Board of the Company from 1980 through June 1, 2011. He is also Chairman of the Board of EastGroup Properties, Inc. (“EastGroup”). He served as Chief Executive Officer of the Company and EastGroup until 1997. Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency from 2004 to 2006 and again from 2010 to 2011. Mr. Speed also has experience in the general securities and real estate development business. He has served in various capacities at the National Association of Real Estate Investment Trusts (“NAREIT”), including the Board of Governors, and was the recipient of NAREIT’s 2008 Industry Leadership Award. He received a BS in Industrial Management from Georgia Institute of Technology and MBA from Harvard Business School.

Mr. Speed has been involved with real estate companies and REITs in the public markets since 1978 and brings vast knowledge and experience of REITs operating as public companies. Mr. Speed’s service as Chairman of the Company for almost 30 years gives him valuable insight into all areas of the Company.

TROY A. STOVALL, Age 47	Director since 2007

Mr. Stovall serves as managing member of LeMaile Stovall, an investment management and consulting firm. Prior to that he served as the Chief Operating Officer of Howard University in Washington, DC from January 2010 to March 2012. From July 2004 through December 2009, Mr. Stovall served as the Chief Financial Officer, Treasurer and Chief Investment Officer of Jackson State University (“JSU”). During this time, he also served as Treasurer of the JSU Development Foundation, Director for the Mississippi eCenter Foundation and Executive Director of the JSU Educational Building Corporation. Prior to this time, Mr. Stovall worked as a consultant for five years with McKinsey & Co. Mr. Stovall graduated from Southern Methodist University with a BS in Electrical Engineering, from Stanford University with a MS in Computer Science, and from Harvard Business School with an MBA.

Mr. Stovall has held positions with the primary responsibility for the accounting, financial management and investment decisions of major academic institutions, which contribute to his abilities to advise the Board on matters of accounting and finance, investment evaluation, capital allocation and internal operations. Mr. Stovall also brings experience as a venture capitalist and in raising capital for public projects. Through his service on the Company’s Audit Committee for five years, the Compensation Committee for four years and the Corporate Governance and Nominating Committee for five years, Mr. Stovall has developed a deep understanding of all areas of the Company’s operations. Mr. Stovall is currently serving as Chair of the Compensation Committee. Mr. Stovall also serves on the Compensation Committee and Audit Committee for Internet America, Inc., a public company in the internet services industry, and Archipelago Learning, a public company that provides web-based educational products.

Independence

The Board, on recommendation of the Corporate Governance and Nominating Committee, has determined that each current Director and nominee, other than Messrs. Speed, Heistand and Lipsey, is “independent” as defined by the NYSE listing standards.

Stockholder Communication with the Board

Effective December 1, 2011, the Board of Directors appointed Mr. Cannada as Chairman of the Board of Directors and “Lead Independent Director.” The non-management Directors of the Company hold quarterly meetings, and the Chairman is in frequent contact with non-management Directors outside of the regularly scheduled meetings. Stockholders and other parties interested in communicating directly with the Chairman or with the non-management Directors as a group may do so by writing to Chairman of the Board, Parkway Properties, Inc., 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801. Correspondence so addressed will be forwarded directly to the Chairman.

Leadership Structure

Mr. Cannada serves as the Chairman of the Board of Directors and has served in that capacity since December 1, 2011. Mr. Heistand serves as the President and Chief Executive Officer and has served in that capacity since December 1, 2011. The Company’s Bylaws permit the chairman to serve as chief executive officer; however the Board has determined that separating these positions is currently in the best interest of the Company and our stockholders. The Company’s Corporate Governance Guidelines require the separation of the offices of chairman of the board and chief executive officer, except on an interim basis.

The Board of Directors believes that it is able to effectively provide independent oversight of the Company’s business and affairs, including the risks it faces, with an independent Chairman and through the composition of our Board of Directors, the strong leadership of the independent Directors and the independent committees of our Board of Directors, as well as the other corporate governance structures and processes already in place. Seven of the nine current nominees to our Board of Directors are non-management Directors, and six of these individuals are independent under the NYSE listing standards. All of the Company’s Directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, the Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board of Directors also holds regularly scheduled executive sessions of only non-management Directors, led by the Chairman, in order to promote discussion among the non-management Directors and assure independent oversight of management. Moreover, the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, all of which are comprised entirely of independent Directors, also perform oversight functions independent of management.

Risk Oversight

The Board of Directors plays an important role in the risk oversight of the Company. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that the Company faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business, (2) the review and assessment of risk relative to insurance coverage for the Company’s operating activities and financial investments, (3) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings and the appointment and retention of the Company’s senior management, (4) the direct oversight of specific areas of the Company’s business by the Compensation, Audit, and Corporate Governance and Nominating Committees, and (5) periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and the Company’s internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting the Company to its attention.

Committees and Meeting Data

The Board of Directors has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board has adopted a written charter for each of these committees, which is available on our website at www.pky.com under “Corporate.”

The Audit Committee of the Board of Directors currently consists of Ms. Dotter (Chair), Mr. Cannada, and Ms. Mixson. The Audit Committee held eight meetings during the year ended December 31, 2011. The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm. Each member of the Audit Committee has been designated as an “Audit Committee financial expert” in accordance with the SEC rules and regulations and the Board has determined that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

The Compensation Committee of the Board currently consists of Mr. Stovall (Chair), Mr. Friedman, and Mr. Cannada. The Compensation Committee met six times during the year ended December 31, 2011. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s Directors and officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs.

The Corporate Governance and Nominating Committee currently consists of Ms. Mixson (Chair), Mr. Friedman and Mr. Stovall. The Corporate Governance and Nominating Committee met one time during the year ended December 31, 2011. As set forth in its Charter, the responsibilities of the Corporate Governance and Nominating Committee include assessing Board membership needs and identifying, screening, recruiting, and presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and evaluating the Board and management.

In addition, the Board of Directors has a standing Investment Committee. The Investment Committee provides oversight and discipline to the investment process. Investment opportunities are described in written reports based on detailed research and analyses. The Investment Committee meets with the Company’s management, reviews each submission thoroughly, and approves or denies acquisition and disposition recommendations between regularly scheduled meetings of the Board of Directors. The Investment Committee currently consists of Mr. Friedman (Chair), Mr. Casal, Mr. Lipsey and Ms. Mixson. The Investment Committee met nine times during the year ended December 31, 2011.

During the year ended December 31, 2011, the full Board of Directors met seven times. Each Director attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees of the Board on which he or she served. The Company’s Corporate Governance Guidelines provide that all Directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves. In addition, each Director is expected to attend the Annual Meeting of Stockholders. In 2011, eight of the nine Directors attended the Annual Meeting of Stockholders.

Nominating Procedures

The Corporate Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, or if the Corporate Governance and Nominating Committee decides not to nominate a member for re-election, the Committee first considers the appropriateness of the size of the Board. In identifying suitable candidates for nomination as a director, the Corporate Governance and Nominating Committee will consider the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. In evaluating such skills and characteristics, the Corporate Governance and Nominating Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines, which are available on the Company’s website (www.pky.com) under “Corporate.” The Corporate Governance and Nominating Committee will consider nominees suggested by incumbent Board members, management, stockholders and, in certain circumstances, outside search firms.

The Company does not have a formal policy regarding diversity of membership of the Board of Directors or otherwise require that the composition of the Board include individuals from any particular background or who possess specific attributes; however the Corporate Governance Guidelines recognize the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion (the Board has not attempted to define “diversity”). The Corporate Governance and Nominating Committee will continue to consider whether it would be appropriate to adopt a policy or guidelines regarding Board diversity or define diversity as it relates to the composition of the Board of Directors.

The Corporate Governance and Nominating Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Company’s Secretary at 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, within the time periods set forth under the heading “About the Meeting – How do I submit a proposal for the 2013 Annual Meeting?” above.

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of three independent Directors: Messrs. Cannada, Friedman and Stovall. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Compensation of Directors

Under the Company’s director compensation program, each non-employee director is paid an annual cash retainer of $37,500 payable ratably on a quarterly basis. Pursuant to the 2010 Omnibus Equity Incentive Plan, as amended, non-employee directors also receive an annual equity award in connection with their election to the Board at the annual meeting of stockholders. The annual award consists of shares of the Company’s common stock with a value of $37,500 as of the date of grant. A director who is appointed to the Board outside of the annual meeting of stockholders will receive a prorated amount of the equity award and cash retainer. Additionally, under the 2010 Omnibus Equity Incentive Plan, a new director receives, upon initial election or appointment as a non-employee director, a stock award of 600 shares of Common Stock. On October 7, 2011, the Board of Directors approved an additional annual retainer for a non-executive Chairman of the Board of $7,500.

The chairperson of the Audit Committee receives an annual cash retainer of $15,000, and the chairperson of each of the other committees receives an annual cash retainer of $7,500. Each non-employee director is paid $1,500 for each Board meeting attended. The Audit Committee chairperson receives $2,000 for each Audit Committee meeting attended, and other members of the Audit Committee receive $1,500 for each Audit Committee meeting attended. Members of all other committees receive $1,000 for each meeting attended. In each case, the non-employee director is also reimbursed for his or her expenses in connection with attendance at each meeting.

Mr. Heistand does not receive any compensation for serving the Company as a member of the Board of Directors or any of its committees. In 2011, Mr. Speed received cash compensation of $122,000 for his service as Chairman of the Board of Directors and Chairman Emeritus. The Company’s non-employee Directors received the following aggregate amounts of compensation for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Charles T. Cannada	$66,000	$37,510	—	$103,510
Edward M. Casal	$37,625	$48,430	—	$86,055
Laurie L. Dotter	$79,000	$37,510	—	$116,510
Daniel P. Friedman	$71,500	$37,510	—	$109,010
Michael J. Lipsey	$57,000	$37,510	—	$94,510
Brenda J. Mixson	$73,625	$37,510	—	$111,135
Rudolfo Prio-Touzet	$31,084	$46,049	—	$77,133
Troy A. Stovall	$74,500	$37,510	—	$112,010

(1)	Represents the grant date fair value of the award determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. All Directors received 2,061 shares of Common Stock as part of their annual retainer upon re-election to the Board at the 2011 Annual Meeting of Stockholders. In addition, Mr. Casal received 600 shares of Common Stock as an initial award upon his election to the Board on May 12, 2011. Mr. Touzet received 2,009 shares of Common Stock as part of his annual retainer and 600 shares of Common Stock as an initial award upon his appointment to the Board on June 1, 2011. Under the Company’s Deferred Compensation Plan, Mr. Stovall elected to defer receipt of all of the annual stock retainer awards.
(2)	No stock options were granted in 2011. As of December 31, 2011, Mr. Friedman held 3,000 stock options in the Company. No other non-employee director held stock options at December 31, 2011.

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

In accordance with the Bylaws of the Company, the Board of Directors has by resolution fixed the number of directors to be elected at the Meeting to nine directors. All nine positions on the Board are to be filled by the vote of the stockholders at the Meeting. Each person so elected shall serve until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified.

The nominees for director are: Charles T. Cannada, Edward M. Casal, Laurie L. Dotter, Daniel P. Friedman, James R. Heistand, Michael J. Lipsey, Brenda J. Mixson, Leland R. Speed and Troy A. Stovall. All nominees are currently serving as directors of the Company and were elected at the 2011 Annual Meeting of Stockholders with the exception of Mr. Heistand, who joined the Board of Directors on June 1, 2011.

Unless instructed otherwise, proxies will be voted FOR the nominees listed above. Although the directors do not contemplate that any of the nominees will be unable to serve prior to the Meeting, if such a situation arises, your proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

Information regarding the director nominees can be found under the heading “Corporate Governance and Board Matters – Director Qualifications and Biographical Information.”

The Board of Directors recommends that you vote FOR all nine nominees.

Proposal 2 – Advisory Vote on the Ratification of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment of the independent registered public accounting firm engaged by the Company. The Audit Committee has appointed Ernst & Young LLP as independent auditors for 2012 and the Board recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

On March 28, 2012, the Audit Committee dismissed KPMG LLP as the Company’s independent registered public accounting firm and approved the engagement of Ernst & Young LLP, effective upon dismissal of KPMG. During the Company’s two most recent fiscal years ended December 31, 2011 and in the subsequent interim period through March 28, 2012, the Company did not consult with Ernst & Young regarding any matters described in Items 304(a)(2)(i) and 304(a)(2)(ii) of Regulation S-K. Ernst & Young was previously engaged by the Company for the audit of the consolidated financial statements of the Company and its subsidiaries from 1986 to 2007.

During the Company’s two most recent fiscal years ended December 31, 2011, and in the interim period between December 31, 2011 and March 28, 2012, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the matter of the disagreement in connection with their reports.

The audit reports of KPMG on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2011 and 2010, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2010, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s two most recent fiscal years ended December 31, 2011 or in the subsequent interim period through March 28, 2012.

KPMG has indicated to the Company that it concurs with the foregoing statements contained in the third, fourth and fifth paragraphs above as they relate to KPMG and has furnished a letter to the Securities and Exchange Commission to this effect. A copy of the letter from KPMG is attached as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on April 3, 2012.

Representatives of Ernst & Young, but not KPMG, are expected to be present at the Meeting and will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

The “Audit Committee Matters” section of this Proxy Statement contains additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.

The Board of Directors recommends that you vote FOR the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2012 fiscal year.

Proposal 3 – Advisory Vote on Executive Compensation

As required by SEC rules, we are asking our stockholders to provide an advisory, nonbinding vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

You may vote for or against the following resolution, or you may abstain. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and procedures described in this Proxy Statement.

Accordingly, we ask our stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation awarded to the Company’s Named Executive Officers for 2011, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement.”

While this is an advisory vote and is not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

The Board of Directors recommends a vote FOR the resolution approving the Company’s 2011 executive compensation.

EXECUTIVE OFFICERS

The following section provides certain information regarding the current executive officers of the Company. Unless otherwise stated, each person has held the position indicated for at least the past five years. Except as otherwise noted, there are no family relationships between any of the directors or executive officers of the Company.

JAMES R. HEISTAND, Age 60

Mr. Heistand has served as the President and Chief Executive Officer of the Company since December 1, 2011 and as a Director of the Company since June 1, 2011. Mr. Heistand served as Executive Chairman of the Company from June 1, 2011 through November 30, 2011. Mr. Heistand founded and served as Chairman of Eola Capital LLC, a real estate investment firm, from 2000 through 2011 and has been in the real estate investment industry for over 25 years.

RICHARD G. HICKSON IV, Age 38

Mr. Hickson has served as the Company’s Executive Vice President, Chief Financial Officer and Assistant Secretary since May 2010. He previously served as a Senior Vice President of the Company from January 2010 and as a Vice President from May 2006 to December 2009. Mr. Hickson served as Asset Manager from 2005 to 2007 and Senior Asset Manager from 2008 to 2010. In addition, he served as Fund Manager from 2007 to 2010, all from the Company’s Atlanta offices. Mr. Hickson joined the Company in September 2004.

JAMES M. INGRAM, Age 55

Mr. Ingram has served as an Executive Vice President of the Company since 2003 and as Chief of Sales and Business Development since October 2011. He served as Chief Investment Officer from 2003 until October 2011. He was a Senior Vice President of the Company from 1997 to 2003, a Vice President of the Company from 1994 to 1997, and an Asset Manager from 1989 to 2003. He has also served as President of Parkway Realty Services, L.L.C. (“Parkway Realty”) since 1998.

M. JAYSON LIPSEY, Age 33

Mr. Lipsey has served as the Company’s Executive Vice President and Chief Operating Officer since October 2011. He served as Senior Vice President and Fund Manager from May 2010 through October 2011 and as Vice President and Fund Manager of the Company from June 1, 2008 through May 2010. Mr. Lipsey pursued his MBA degree from the Darden Graduate School of Business at the University of Virginia from 2006 through 2008. Prior to attending graduate school, Mr. Lipsey served as Regional Property Manager for the Company from 2004 to 2005 and as Asset Manager from 2005 through 2006. Mr. Lipsey is the son of Michael J. Lipsey, a director of the Company.

DAVID R. O’REILLY, Age 37

Mr. O’Reilly has served as the Company’s Executive Vice President and Chief Investment Officer since November 1, 2011. He served as Executive Vice President of Banyan Street Capital from August 2011 through October 2011 and as Director of Capital Markets for Eola Capital LLC from August 2009 through May 2011. Mr. O’Reilly served in the investment banking industry as Senior Vice President of Barclays Capital Inc. from September 2008 through June 2009 and in a similar capacity for Lehman Brothers from August 2001 through September 2008.

MANDY M. POPE, Age 43

Ms. Pope has served as Executive Vice President, Chief Accounting Officer and Secretary since February 2010. She served as Interim Chief Financial Officer from February 2010 until April 2010 and from December 2007 until February 2008. She served as Controller of the Company from 2001 through May 2010. Ms. Pope was a Senior Vice President of the Company from 2003 to 2010, Vice President from 2001 to 2003, and Assistant Controller from 1997 to 2001.

HENRY F. PRATT III, Age 52

Mr. Pratt has served as Executive Vice President of Asset Management and Third Party Services of the Company since May 18, 2011. Mr. Pratt served as Chief Operating Officer and a principal with Eola Capital LLC from 2002 through May 2011 and as its President from 2009 through 2011.

WARREN L. SPEED, Age 42

Mr. Speed has served as Executive Vice President of the People Department since May of 2011. Prior to his current role with the Company, he served as Senior Vice President of the People Department from October 2005 through May 2011 and as Vice President from 1998 through 2005. Mr. Speed has been with the Company since 1993 and served in various property management and customer service positions, in addition to his responsibilities within human resources. Mr. Speed is the son of Leland R. Speed, Chairman Emeritus of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to our President and Chief Executive Officer, Chief Financial Officer, the other three most highly-compensated executive officers as of the end of 2011 as determined in accordance with applicable SEC rules, our former Chief Executive Officer and our former Chief Operating Officer, all who are collectively referred to as our “Named Executive Officers.” Our Named Executive Officers are as follows: James R. Heistand, President and Chief Executive Officer; Richard G. Hickson, Executive Vice President and Chief Financial Officer; James M. Ingram, Executive Vice President and Chief of Sales and Business Development; Mandy M. Pope, Executive Vice President and Chief Accounting Officer; Henry F. Pratt III, Executive Vice President of Asset Management and Third Party Services; Steven G. Rogers, former President and Chief Executive Officer; and William R. Flatt, former Executive Vice President and Chief Operating Officer.

The Compensation Committee

The Compensation Committee of the Board of Directors consists of Messrs. Cannada, Friedman and Stovall. Mr. Stovall, who has served on the Board of Directors for approximately five years, is the Committee Chairman. Each member of the Compensation Committee qualifies as an independent director under NYSE listing standards. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the “Corporate” section of the Company’s website (www.pky.com). The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee held six meetings during the year ended December 31, 2011 and has held one meeting so far during 2012. The Compensation Committee typically meets with senior management and, where appropriate, with outside advisors. The Compensation Committee considers whether or not to engage a consultant to assist with the development of compensation programs and has engaged such consultants from time to time. The Compensation Committee also regularly meets in executive session without management.

The Compensation Committee Process

Compensation of the Chief Executive Officer is determined solely by the Compensation Committee with management playing a supportive role in the compensation-setting process for other Named Executive Officers. The most significant aspects of management’s role are evaluating employee performance, recommending business performance targets and objectives, compiling comparative compensation data and recommending salary levels and incentive compensation awards. Members of management work with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting.

The Compensation Committee meets in executive session each year to evaluate the performance of the Chief Executive Officer, to determine the appropriate bonus payment, if any, for the prior calendar year, and to establish performance objectives for the current calendar year. Additionally, the Compensation Committee approves the base salaries for the next calendar year for the Named Executive Officers and considers and approves any grants to them of equity incentive compensation.

Generally in the first quarter of each fiscal year, the Compensation Committee establishes corporate performance objectives for the Named Executive Officers and individual performance objectives for the Chief Executive Officer. The Chief Executive Officer is responsible for establishing the individual performance objectives for the other Named Executive Officers. The Compensation Committee engages in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets and reviews the appropriateness of the financial measures used in incentive plans. The Compensation Committee establishes targeted compensation levels for each of the Named Executive Officers. Historically, the Compensation Committee has used the annual compensation survey published by NAREIT and other independent research organizations for comparison purposes. To ensure that total compensation is competitive, the Compensation Committee uses the results of the comparison to establish general compensation guidelines. The Compensation Committee does not apply a formula or assign the survey data a relative weight. Instead, it makes a determination for that individual after considering such results collectively. In making this determination, the Compensation Committee also considers the relative compensation levels among the Company’s Named Executive Officers and the Company’s total general and administrative expenses. The Compensation Committee may also consider industry conditions and the overall effectiveness of the Company’s compensation program in achieving desired performance levels.

Compensation Consultant

In the past, the Compensation Committee has engaged FPL Associates L.P. (“FPL”), a nationally recognized compensation consulting firm specializing in the real estate industry, to assist in various components of the Company’s overall compensation program to insure that the Company maintains objectives and competitive market best practice philosophies. FPL did not provide any services to the Compensation Committee, the Company, or any of its affiliates during 2011.

Consideration of Most Recent Say on Pay Vote

At the Annual Meeting of Stockholders on May 12, 2011, over 96% of the shares voted were voted in support of the compensation of the Company’s named executive officers, as discussed and disclosed in the 2011 proxy statement. The Committee appreciates and values the views of the Company’s stockholders. In considering the results of this most recent advisory vote on executive compensation, the Committee concluded that the compensation paid to executive officers and the Company’s overall pay practices have strong stockholder support. No significant changes were made to our executive compensation program for 2012 as a result of the advisory vote.

Also at the Annual Meeting of Stockholders on May 12, 2011, our stockholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executives, which will occur no later than the 2017 annual meeting.

Compensation Philosophy

The Compensation Committee seeks to achieve the following goals with the Company’s executive compensation programs:

•

to align the interests of management and stockholders through the use of incentive compensation directly related to corporate performance and through the use of stock-based incentives that result in increased Common Stock ownership by management;

•	to provide sufficient total compensation for executives to attract and retain performance-oriented leaders whose talents and abilities allow the Company to accomplish its strategies; and

•	to encourage teamwork at all levels of the organization.

During 2010, the Compensation Committee adopted performance metrics for long-term equity incentives based on total stockholder return over a three-year period, which further strengthened management’s alignment with stockholders’ interests and encouraged the creation of value for stockholders over a long-term period. In 2011, the Compensation Committee used these same performance metrics in awarding long-term equity incentives to five new officers that joined the Company as a result of the Company’s combination with Eola.

The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the achievement of performance targets that are important to the Company and its stockholders.

Elements of Executive Compensation

The key elements of executive compensation are base salary, bonus, annual non-equity incentive compensation and long-term incentive compensation. To promote a performance-based culture that links the interests of management and stockholders, the Compensation Committee has developed a compensation program that focuses extensively on variable, performance-based compensation. The Compensation Committee does not employ a formula for determining the relationship among the different elements of compensation but it does recognize that the Company’s executives have a greater ability to influence the Company’s financial performance through their decisions. Accordingly, the percentage of an executive’s total direct compensation that is comprised of incentive compensation increases with their level of individual responsibility.

Annual Base Compensation. The main purpose of annual base compensation is to provide salary levels sufficient to attract and retain executive officers. In determining annual base salaries, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at other public real estate investment trusts, internal pay equity and the overall level of general and administrative expenses of the Company. In January 2011, the Compensation Committee approved the annual base salaries for the Company’s executive officers that were effective January 1, 2011. The increases in base salaries ranged from 0% to 16.0% compared to 2010 base salaries. Mr. Heistand’s annual base compensation was set effective June 1, 2011, upon his appointment as Executive Chairman of the Board. Mr. Heistand’s annual base compensation was increased to $600,000, effective January 1, 2012, in connection with his appointment as President and Chief Executive Officer on December 1, 2011.

Annual Cash Bonus. Each Named Executive Officer has an opportunity to earn an annual cash bonus, which is designed to encourage and reward individual achievement during the year. For 2011, the maximum cash bonus was based on a percentage of the executive’s base compensation ranging from 17.5% to 30%. The Compensation Committee determined that each officer’s cash bonus would be based solely on the attainment of individual performance goals specific to the officer’s area of responsibility.

The individual performance goals vary considerably from one executive to another, as a reflection of their different roles within the Company. Generally, the goals of the executives involve targets for acquisitions and dispositions within the criteria set by the Company, capital allocation, succession planning, balance sheet performance, targets for occupancy and rental rate growth and improvement in processes for operational and financial reporting. These goals were considered important to the Company’s success in implementing its operating strategy, reducing overall debt and successfully refinancing certain loans upon their maturity, managing capital expenditures, and retaining and securing customers. After the end of each year, each officer’s performance is assessed by the officer’s direct supervisor (or the Compensation Committee in the case of the Chief Executive Officer). Based upon these evaluations, the Chief Executive Officer determines the appropriate bonus to be paid to each Named Executive Officer, other than himself, and makes a report to the Compensation Committee. The Compensation Committee determines the appropriate bonus to be paid to the Chief Executive Officer. For 2011, each Named Executive Officer earned 100% of his or her relevant bonus amount relating to these individual performance goals. In addition, Ms. Pope was paid a one-time cash retention bonus of $50,000 on December 30, 2011. Accordingly, the cash bonus amounts set forth herein in the Summary Compensation Table under the heading “Bonus” were paid to the Named Executive Officers as part of 2011 compensation. The accomplishments which were considered in determining the achievement of the annual cash bonuses for the Named Executive Officers included the following items:

•	completion of the Eola transactions and the integration of Eola’s property management company;

•	completion or announcement of approximately $875 million in asset dispositions;

•	completion or announcement of approximately $720 million in asset acquisitions.

These accomplishments substantially improved the quality of the Company’s portfolio while strengthening financial flexibility. Also, the acquisition activity expanded the Company’s presence in core target markets and completes investments in the Company’s discretionary fund with Teacher Retirement System of Texas.

Annual Non-Equity Incentive Compensation. Each Named Executive Officer has an opportunity to earn annual non-equity incentive compensation, which is based upon the Company’s performance and is intended to align the interest of management with those of the Company’s stockholders. For 2011, the maximum non-equity incentive compensation was based on a percentage of the executive’s base compensation ranging from 17.5% to 30%. The non-equity incentive compensation was based on the amount of the Company’s adjusted funds from operations (“FFO”) per share compared to the goal set by the Compensation Committee. FFO is defined as net income (loss) computed in accordance with Generally Accepted Accounting Principles (“GAAP”), excluding gains or losses on depreciable real estate and excluding items under GAAP, plus depreciation and amortization and after adjustments to derive the Company’s pro rata share of FFO from consolidated and unconsolidated joint ventures. Under this program, adjustments to FFO were made in the Compensation Committee’s sole discretion and included the amortization of above/below market leases, expenses related to the early extinguishment of debt, and any gain or loss on the sale of real estate. The Compensation Committee, after an analysis of the Company’s internally prepared estimate of adjusted FFO for 2011, established the adjusted FFO goal for non-equity incentive compensation at $2.28 per diluted share for the achievement of threshold performance and $2.45 per diluted share for the maximum performance goal for 2011. These goals were determined by the Compensation Committee to be reasonable and challenging targets given the general market conditions for real estate and specifically for office properties, the knowledge that several large customers would be vacating space within the Company’s portfolio, and the high levels of capital required to replace customers and increase occupancy. For 2011, actual adjusted FFO was determined to be $2.63 per share, therefore, the entire award was deemed earned and 100% of the annual non-equity incentive compensation was paid.

Long-Term Incentive Compensation. On July 12, 2010, the Company’s Board of Directors, upon the recommendation of the Compensation Committee, established performance goals in connection with the Company’s three-year operating plan that began July 1, 2010. FPL assisted the Compensation Committee in developing these long-term performance goals.

The Company’s long-term incentive compensation plan is designed to provide our management team, on a broadly distributed basis, with the potential to earn significant equity and cash awards subject to the Company’s achievement of superior market-based performance in terms of total return to stockholders, both in absolute terms and relative to other REITs, over a three year period.

In 2011, the management team, under the direction of Mr. Heistand as the new President and Chief Executive Officer and the Board of Directors, has evaluated the Company’s operating strategy, which is defined below.

Our business objective is to maximize long-term stockholder value by generating sustainable cash flow growth and increasing the long-term value of our real estate assets. We intend to achieve this objective by executing on the following business and growth strategies:

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Create Value as the Leading Owner of Quality Assets in Core Submarkets. Our investment strategy is to pursue attractive returns by focusing primarily on owning high-quality office buildings and portfolios that are well-located and competitively positioned within central business district and urban infill locations within our core submarkets. We also seek to pursue value-add investment opportunities on a limited basis, for example by acquiring under-leased assets at attractive purchase prices and increasing occupancy at those assets over time, to complement the balance of the core portfolio. Further, we intend to pursue an efficient capital allocation strategy that maximizes the returns on our invested capital. This may include selectively disposing of properties when we believe returns have been maximized and redeploying capital into acquisitions or other opportunities.

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Maximize Cash Flow by Continuing to Enhance the Operating Performance of Each Property. We provide property and asset management and leasing services to our portfolio, actively managing our properties and leveraging our customer relationships to improve operating performance, maximize long-term cash flow and enhance stockholder value. By developing an ownership plan for each of our properties and then continually managing our properties to those plans throughout our ownership, we seek to attain a favorable customer retention rate by providing outstanding property management and customer service programs responsive to the varying needs of our diverse customer base. We will also employ a judicious prioritization of capital projects to focus on projects that enhance the value of a property through increased rental rates, occupancy, service delivery, or enhanced reversion value.

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Realize Leasing and Operational Efficiencies and Gain Local Advantage. We expect to concentrate our real estate portfolio in submarkets where we believe that we can maximize market penetration by accumulating a critical mass of properties and thereby enhance operating efficiencies. We believe that strengthening our local presence and leveraging our extensive market relationships will yield superior market information and service delivery and facilitate additional investment opportunities to create long-term stockholder value.

The Compensation Committee periodically reviews the performance goals and the related long-term incentive awards in light of changes in the Company’s operating strategy and general economic conditions to determine whether they continue to provide appropriate motivation for officers of the Company.

Long-Term Equity Incentive. On July 12, 2010, the Compensation Committee approved long-term equity incentive awards to officers of the Company consisting of time-based awards and performance-based awards subject to both an absolute and relative total return goal. On January 14, 2011, the Compensation Committee approved additional long-term equity incentive awards, including awards to the Company’s Named Executive Officers, as set forth herein under the heading “2011 Grants of Plan-Based Awards.”. In May 2011, the Compensation Committee granted long-term equity awards to five new officers that joined the Company as a result of the Eola transactions. These awards, also set forth herein under the heading “2011 Grants of Plan-Based Awards,” were made pursuant to the Company’s 2011 Employee Inducement Award Plan and the terms of these inducement awards, including the performance goals, are consistent with the terms of the Company’s previously awarded long-term equity incentive awards. The awards under the 2011 Inducement Plan were made in accordance with the employment inducement award exemption provided by Section 303A.08 of the New York Stock Exchange Listed Company Manual. On February 14, 2012, the Compensation Committee approved the final grant of time-based awards in connection with the current three year operating plan. Overall, of the equity grants made under the current long-term plan, 46% are based on absolute total return goals, 36% are based on relative total return goals and 18% are time-based grants. This long-term plan reflects the first time that total return to stockholders has been adopted as a performance measure for equity incentives and provides a direct alignment of the compensation of management with the interest of stockholders. It is anticipated that a majority of equity grants made under future long-term plans will also be performance-based.

The performance-based awards are contingent on the Company meeting goals for compounded annual total return to stockholders (“TRS”) set by the Compensation Committee over the three year period beginning July 1, 2010. The performance goals are based upon (i) the Company’s absolute compounded annual TRS; and (ii) the Company’s absolute compounded annual TRS relative to the compounded annual return of the MSCI US REIT (“RMS”) Index calculated on a gross basis, as follows:

	Threshold	Target	Maximum
Absolute Return Goal	10%	12%	14%
Relative Return Goal	RMS + 100 bps	RMS + 200 bps	RMS + 300 bps

With respect to the absolute return goal, 15% of the award is earned if the Company achieves threshold performance and a cumulative 60% is earned for target performance. With respect to the relative return goal, 20% of the award is earned if the Company achieves threshold performance and a cumulative 55% is earned for target performance. The number of shares earned with respect to the relative return goal will be reduced by 50 percent if the Company’s absolute compounded annual TRS for the performance period is zero or a negative percentage. In each case, 100% of the award is earned if the Company achieves maximum performance or better.

To the extent actually earned, the performance-based awards will vest 50% on each of July 15, 2013, and July 15, 2014. The time-based awards will vest over a four year period beginning on the first anniversary of the date of grant. Dividends on the awards accumulate beginning on the date of grant and are paid if and when the restricted stock vests. All awards of equity are governed by individual award agreements granted under and in accordance with the Company’s 2010 Omnibus Equity Incentive Plan, as amended, or the 2011 Employee Inducement Award Plan, as applicable.

Long-Term Cash Incentive. The current operating plan also includes a long-term cash incentive that was designed to reward significant outperformance over the three year period beginning July 1, 2010. The performance goals for actual payment under the long-term cash incentive will require the Company to (i) achieve an absolute compounded annual TRS that exceeds 14% and (ii) achieve an absolute compounded annual TRS that exceeds the compounded annual return of the RMS by at least 500 basis points. However, if the Company achieves an absolute compounded annual TRS that exceeds 19%, then the Company must achieve an absolute compounded annual TRS that exceeds the compounded annual return of the RMS by at least 600 basis points. The aggregate amount of the cash incentive earned would increase with corresponding increases in the absolute compounded annual TRS achieved by the Company and is currently capped at $7,110,000. Achievement of the maximum cash incentive would equate to an absolute compounded annual TRS that approximates 23%, provided that the absolute compounded annual TRS exceeds the compounded annual return of the RMS by at least 600 basis points. To the extent actually earned, the cash incentive awards will be paid 50% on each of July 15, 2013, and July 15, 2014.

Other Compensation. The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of Company matching contributions to the Named Executive Officers’ 401(k) accounts, and the amount of premium paid by the Company for group term life insurance. Beginning in 2009, the

Compensation Committee reduced certain benefits of the Named Executive Officers and of all other employees of the Company, including reductions in certain 401(k) discretionary contributions and wellness program benefits. The Company continues to provide single health insurance, long-term disability, long-term care insurance, medical reimbursement plans and an Employee Stock Purchase Plan that allows participants to purchase stock at a discount from the market price at the date of purchase. These benefits do not discriminate in scope, terms or operation in favor of the Company’s officers and are therefore not included herein in the Summary Compensation Table.

Chief Executive Officer Compensation

The Compensation Committee meets annually to evaluate the Chief Executive Officer’s performance and to determine his compensation. In considering Mr. Heistand’s compensation, the Compensation Committee considers his principal responsibilities, which are to provide overall vision and strategic direction, to attract and retain highly qualified employees and to develop and maintain strong relationships with the overall investment and financial community.

The Compensation Committee reviewed a summary listing of all of Mr. Heistand’s compensation and perquisites received from the Company. Based upon all relevant factors, the Compensation Committee believes that Mr. Heistand’s total compensation is reasonable and remains low relative to the average and median compensation for other CEOs within the REIT industry.

Severance and Transition Agreements

Effective December 1, 2011, Steven G. Rogers, President, Chief Executive Officer, and a director of the Company, resigned from his positions with the Company. In connection with the resignation, the Company entered into a Transition Agreement, dated October 7, 2011 (the “Transition Agreement”), with Mr. Rogers. Under the Transition Agreement, the Company paid Mr. Rogers a cash payment equal to $2,957,145 (less applicable deductions), which included Mr. Rogers’ accrued but unpaid bonus for 2011. The Company also fully accelerated the vesting of all of the equity awards made by the Company to Mr. Rogers, other than his performance-based awards for the performance period ending June 30, 2013, and agreed to provide Mr. Rogers with continuing healthcare coverage for up to two years after his resignation. As a condition of receiving the benefits provided by the Transition Agreement, Mr. Rogers is subject to restrictive covenants with respect to confidentiality and his ability to compete with, or solicit employees of, the Company for a period of 24 months. Mr. Rogers also agreed to provide the Company with a general release of claims and, if requested, to provide consultation services and otherwise assist and advise the Company for a period of 12 months after his resignation.

Effective October 15, 2011, Mr. William R. Flatt, Executive Vice President and Chief Operating Officer of the Company, resigned from his positions with the Company. In connection with the resignation, the Company entered into a Severance Agreement, dated October 10, 2011 (the “Severance Agreement”), with Mr. Flatt. Under the Severance Agreement, the Company paid Mr. Flatt a cash payment equal to $620,138 (less applicable deductions), which included a pro rata amount for Mr. Flatt’s accrued but unpaid bonus for 2011. The Company also accelerated the vesting of a pro rata portion of the time-based equity awards made by the Company to Mr. Flatt. As a condition of receiving the benefits provided by the Severance Agreement, Mr. Flatt provided the Company with a general release of claims.

Compensation Policies

Internal Pay Equity. The Compensation Committee believes that internal equity is an important factor to be considered in establishing compensation for the officers. The Compensation Committee has not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other officers, but it does review compensation levels to ensure that appropriate equity exists. The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if it deems such a policy to be appropriate.

Compensation Deductibility Policy. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company may not receive a federal income tax deduction for compensation paid to the Chief Executive Officer or any of the four other most highly compensated executive officers to the extent that any of the persons receive more than $1,000,000 in non-performance-based compensation in any one year. None of the Company’s current officers received more than $1,000,000 in non-performance-based compensation during 2011, however certain payments to Steven G. Rogers pursuant to the Transition Agreement were subject to Section 162(m). To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on the Company’s federal income tax returns.

Timing of Grants. Stock awards to the Company’s officers are typically granted annually in conjunction with the review of the individual performance of each officer or in conjunction with the adoption of a new strategic operating plan, which historically takes place approximately every three years. This review takes place at a regularly scheduled meeting of the Compensation Committee. Additionally, stock awards are granted to each non-employee director on the date of the Company’s Annual Meeting of Stockholders, in accordance with the terms of the Company’s 2010 Omnibus Equity Incentive Plan, as amended.

Stock Ownership Guidelines. The Board of Directors believes that it is important for directors and officers to acquire a substantial ownership position in the Company to underscore the level of commitment the management team has to the future success of the business and to align their economic interests with that of the stockholders. In 2010, the Board of Directors amended the Company’s Non-Employee Director’s Stock Ownership and Stock Retention Policy. The amended policy requires each non-employee director who has served for at least five years to own shares of common stock with a market value of a minimum of three times the annual retainer fee. In addition, the Company’s guidelines strongly encourage Common Stock ownership by officers as follows:

Position	Share Ownership at a Multiple of Base Salary
Chief Executive Officer/President	4 times
Other Executive and Senior Vice Presidents	3 times
Vice Presidents	1 time

2012 Compensation Program

On December 8, 2011, the Compensation Committee approved 2012 annual base salaries for the Company’s Executive Officers. The maximum cash bonus that each of the Company’s Executive Officers is eligible to receive with respect to 2012 is calculated as a percentage of base salary for each officer as follows: Mr. Heistand (30%), Mr. Hickson (25%), Mr. Ingram (25%), Mr. Lipsey (25%), Mr. O’Reilly (25%), Ms. Pope (25%), Mr. Pratt (25%) and Mr. Speed (12.5%). Of the total potential cash bonus for each officer, 100% will be awarded at the discretion of the officer’s immediate supervisor or the Compensation Committee, as the case may be, based on the achievement of predetermined individual performance goals that pertain to the officer’s area of responsibility. Performance goals for 2012 are similar in nature to the goals under the 2011 plan as discussed above.

The Compensation Committee also approved annual non-equity incentive compensation that each of the Company’s Executive Officers is eligible to receive upon achievement of formulated targets for modified FFO per diluted share. For 2012, the maximum cash incentive was based on a percentage of the executive’s base salary for each officer as follows: Mr. Heistand (30%), Mr. Hickson (25%), Mr. Ingram (25%), Mr. Lipsey (25%), Mr. O’Reilly (25%), Ms. Pope (25%), Mr. Pratt (25%) and Mr. Speed (12.5%).

The following table lists the 2012 salary for the Company’s Executive Officers, as well as the maximum possible payout under cash bonus awards and non-equity incentive plan compensation that such officer is eligible to receive with respect to 2012 if the individual and Company performance goals are met or exceeded:

Name	2012 Salary	Maximum Possible Payout Under Cash Bonus Awards	Maximum Possible Payout Under Non- Equity Incentive Award	Equity Awards (1)
James R. Heistand	$600,000	$180,000	$180,000	—
Richard G. Hickson IV	$325,000	$81,250	$81,250	2,700
James M. Ingram	$265,000	$66,250	$66,250	1,620
M. Jayson Lipsey	$300,000	$75,000	$75,000	2,700
David R. O’Reilly	$325,000	$81,250	$81,250	2,700
Mandy M. Pope	$250,000	$62,500	$62,500	1,620
Henry F. Pratt III	$324,800	$81,200	$81,200	—
Warren L. Speed	$175,000	$21,875	$21,875	1,080

(1)	The Compensation Committee granted these additional time-based awards to certain executive officers on February 14, 2012. The time-based equity awards for Messrs. Heistand and Pratt were included in the grants made pursuant to the 2011 Employee Inducement Award Plan in connection with the Eola transactions in 2011.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

TROY A. STOVALL, CHAIR

CHARLES T. CANNADA

DANIEL P. FRIEDMAN

Summary Compensation Table

The following table summarizes for the years ended December 31, 2011, 2010 and 2009, the amount of compensation paid by the Company to the Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total
James R. Heistand President and Chief Executive Officer (3)	2011	$320,361	$88,441	$628,406	$88,441	$7,221	$1,132,870
	2010	$—	$—	$—	$—	$—	$—
	2009	$—	$—	$—	$—	$—	$—
Richard G. Hickson IV Executive Vice President and Chief Financial Officer	2011	$282,250	$70,563	$47,547	$70,562	$174,342	$645,264
	2010	$223,846	$51,583	$287,658	$51,583	$23,875	$638,545
	2009	$160,000	$31,500	$59,100	$—	$8,574	$259,174
James M. Ingram Executive Vice President and Chief of Sales and Business Development	2011	$243,195	$60,799	$28,528	$60,799	$9,854	$403,175
	2010	$239,600	$59,900	$172,595	$59,900	$8,768	$540,763
	2009	$233,757	$66,751	$126,080	$—	$8,738	$435,326
Mandy M. Pope Executive Vice President and Chief Accounting Officer	2011	$228,375	$89,966	$28,528	$39,966	$8,670	$395,505
	2010	$221,403	$53,285	$172,595	$38,285	$8,970	$494,538
	2009	$173,250	$25,988	$110,320	$—	$8,940	$318,498
Henry F. Pratt III Executive Vice President of Asset Management and Third Party Services (4)	2011	$197,447	$49,754	$171,092	$49,753	$4,359	$472,405
	2010	$—	$—	$—	$—	$—	$—
	2009	$—	$—	$—	$—	$—	$—
Steven G. Rogers Former President and Chief Executive Officer (5)	2011	$544,405	$—	$361,988	$—	$2,967,201	$3,873,594
	2010	$544,405	$163,322	$448,947	$163,321	$8,970	$1,328,965
	2009	$544,405	$163,322	$378,240	$—	$8,940	$1,094,907
William R. Flatt Former Executive Vice President and Chief Operating Officer (5)	2011	$254,291	$—	$47,547	$—	$628,693	$930,531
	2010	$317,750	$71,494	$287,658	$79,438	$8,970	$765,310
	2009	$295,000	$73,750	$212,760	$—	$8,940	$590,450

(1)	Represents the grant date fair value of the stock award determined in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC.
(2)

The amount shown in this column represents the Company’s contribution to its 401(k) Plan for the Named Executive Officer’s benefit and the amount of premium paid by the Company for group term life insurance on the Named Executive Officer’s life. The value of perquisites and other personal benefits, including disability and long-term care insurance, certain wellness plan benefits and parking, are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each Named Executive Officer. For Mr. Hickson, this column includes reimbursement of relocation costs in 2010 of $14,905 and in 2011 of $15,714. In addition, this includes $150,000 related to the sale of Mr. Hickson’s home in Jackson, Mississippi upon his relocation to Orlando, Florida. For Messrs. Rogers and Flatt, this column includes transition and severance payments of $2,957,145 and $620,138, respectively.
(3)	Mr. Heistand served as Executive Chairman of the Board of Directors from June 1, 2011 through November 30, 2011 and has served as President and Chief Executive Officer since December 1, 2011. Mr. Heistand’s annualized salary for 2011 was $544,405.
(4)	Mr. Pratt has served as Executive Vice President of Asset Management and Third Party Services since May 18, 2011. Mr. Pratt’s annualized salary for 2011 was $320,000.
(5)	See discussion under “Severance and Transition Agreements” on page 19.

2011 Grants of Plan-Based Awards

The following table provides additional information with respect to the 2011 non-equity incentive awards and the restricted stock awards granted to the Named Executive Officers during 2011. These grants are each described in the Compensation Discussion and Analysis under the heading “Elements of Executive Compensation”.

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Possible Payouts Under Equity Incentive Plan Awards (# of restricted shares)			All Other Stock Awards (# of restricted shares)	Grant Date Fair Value of Stock Awards (6)
	Threshold	Maximum	Threshold	Target	Maximum
James R. Heistand
Annual Cash Incentive (1)	$17,688	$88,441
Time-Based Award (3)						12,384	$218,578
Absolute Return Goal (4)			4,747	18,989	31,649		$260,471
Relative Return Goal (5)			4,954	13,623	24,769		$149,357
Richard G. Hickson IV
Annual Cash Incentive (1)	$14,112	$70,562
Time-Based Award (2)						2,700	$47,547
James M. Ingram
Annual Cash Incentive (1)	$12,160	$60,799
Time-Based Award (2)						1,620	$28,528
Mandy M. Pope
Annual Cash Incentive (1)	$7,993	$39,966
Time-Based Award (2)						1,620	$28,528
Henry F. Pratt III
Annual Cash Incentive (1)	$9,951	$49,753
Time-Based Award (3)						3,378	$59,318
Absolute Return Goal (4)			1,295	5,179	8,632		$71,041
Relative Return Goal (5)			1,351	3,715	6,755		$40,733
Steven G. Rogers
Annual Cash Incentive (1)	$32,664	$163,322
Time-Based Award (3)						5,940	$104,603
Absolute Return Goal (4)			2,290	9,160	15,266		$154,492
Relative Return Goal (5)			2,371	6,520	11,854		$102,893
William R. Flatt
Annual Cash Incentive (1)	$16,126	$80,629
Time-Based Award (2)						2,700	$47,547

(1)	Represents the possible payouts under the Company’s 2011 non-equity incentive plan discussed in further detail beginning on page 16. The actual amount earned by each Named Executive Officer in 2011 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)	Represents the time-based restricted stock awards granted on January 14, 2011.
(3)	Represents the time-based restricted stock awards granted June 1, 2011 for Mr. Heistand and May 18, 2011 for Mr. Pratt, pursuant to the 2011 Employee Inducement Award Plan.
(4)	Represents the possible payouts under the Company’s long-term equity incentive with respect to the Company’s absolute compounded annual TRS for the three year period beginning July 1, 2010 discussed in further detail beginning on page 17. Other than Mr. Rogers, these shares were granted in 2011 pursuant to the Company’s 2011 Employee Inducement Award Plan that was established in connection with the Eola transactions.

(5)	Represents the possible payouts under the Company’s long-term equity incentive with respect to the Company’s absolute compounded annual TRS relative to the compounded annual return of the RMS for the three year period beginning July 1, 2010 discussed in further detail beginning on page 17. The number of shares earned with respect to the relative return goal will be reduced by 50 percent if the Company’s absolute compounded annual TRS for the performance period is zero or a negative number notwithstanding the fact that the Company exceeds the threshold, target or maximum goal relative to the compounded annual return of the RMS. Other than Mr. Rogers, these shares were granted in 2011 pursuant to the Company’s 2011 Employee Inducement Award Plan that was established in connection with the Eola transactions.
(6)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718 disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (1) ($)
James R. Heistand	12,384	(3)	$122,106	56,418	$556,281
Richard G. Hickson IV	7,100	(4)	$70,006	36,900	$363,834
James M. Ingram	9,960	(5)	$98,206	22,140	$218,300
Mandy M. Pope	8,460	(6)	$83,416	22,140	$218,300
Henry F. Pratt III	3,378	(7)	$33,307	15,387	$151,716
Steven G. Rogers	—		—	—	—
William R. Flatt	—		—	—	—

(1)	Determined based on the closing price of the Company’s Common Stock ($9.86) on December 31, 2011.
(2)	These restricted stock awards were granted in connection with the Company’s three-year operating plan that began July 1, 2010. These grants are described in the Compensation Discussion and Analysis under the heading “Elements of Executive Compensation—Long-Term Equity Incentive”.
(3)	Mr. Heistand’s restricted stock holdings as of December 31, 2011 vest as follows, provided that he remains employed by the Company on such dates: 1,141 on January 14, 2012, 3,097 on January 14, 2013, 3,096 on January 14, 2014, 3,095 on January 14, 2015 and 1,955 on January 14, 2016.
(4)	Mr. Hickson’s restricted stock holdings as of December 31, 2011 vest as follows, provided that he remains employed by the Company on such dates: 938 on January 9, 2012, 1,175 on January 14, 2012, 675 on July 15, 2012, 937 on January 9, 2013, 675 on January 14, 2013, 675 on July 15, 2013, 675 on January 14, 2014, 675 on July 15, 2014 and 675 on January 14, 2015.
(5)	Mr. Ingram’s restricted stock holdings as of December 31, 2011 vest as follows, provided that he remains employed by the Company on such dates: 2,000 on January 9, 2012, 3,530 on January 14, 2012, 405 on July 15, 2012, 2,000 on January 9, 2013, 405 on January 14, 2013, 405 on July 15, 2013, 405 on January 14, 2014, 405 on July 15, 2014 and 405 on January 14, 2015.
(6)	Ms. Pope’s restricted stock holdings as of December 31, 2011 vest as follows, provided that she remains employed by the Company on such dates: 1,750 on January 9, 2012, 2,530 on January 14, 2012, 405 on July 15, 2012, 1,750 on January 9, 2013, 405 on January 14, 2013, 405 on July 15, 2013, 405 on January 14, 2014, 405 on July 15, 2014 and 405 on January 14, 2015.
(7)	Mr. Pratt’s restricted stock holdings as of December 31, 2011 vest as follows, provided that he remains employed by the Company on such dates: 312 on January 14, 2012, 845 on January 14, 2013, 844 on January 14, 2014, 844 on January 14, 2015 and 533 on January 14, 2016.

2011 Option Exercises and Stock Vested

The following table provides information regarding restricted stock awards that vested during 2011 for each of the Named Executive Officers:

Name	Stock Awards
	Number of Shares Acquired Upon Vesting	Value Realized on Vesting (6)
Richard G. Hickson IV
GEAR UP (1)	500	$8,920
2009 Annual Incentive (2)	937	$16,856
2010 Time-Based (3)	675	$11,563
James M. Ingram
GEAR UP (1)	3,125	$55,750
2009 Annual Incentive (2)	2,000	$35,980
2010 Time-Based (3)	405	$6,938
Mandy M. Pope
GEAR UP (1)	1,500	$26,760
2009 Annual Incentive (2)	1,750	$31,482
2010 Time-Based (3)	405	$6,938
Steven G. Rogers
GEAR UP (1)	6,250	$111,500
2009 Annual Incentive (2)	6,000	$107,940
2010 Time-Based (3)	1,485	$25,438
Transition Agreement (4)	28,645	$289,601
William R. Flatt
GEAR UP (1)	3,125	$55,750
2009 Annual Incentive (2)	3,374	$60,698
2010 Time-Based (3)	675	$11,563
Severance Agreement (5)	10,152	$120,504

(1)	On January 12, 2007, the Compensation Committee granted restricted stock awards to the company’s officers that vested four years from the date of grant in connection with the Company’s GEAR UP strategic operating plan. Dividends on these shares were paid currently when declared by the Board of Directors.
(2)	On February 3, 2009, the Compensation Committee granted performance-based restricted stock to the Company’s officers. The performance goals related to achievement of certain 2009 operational metrics, all of which were achieved. These grants vest 25% in 2010, 2011, 2012 and 2013. Dividends on these shares accrue from the date of grant at the same rate as on all other shares of the Company’s stock and will be paid upon vesting of the underlying shares.
(3)	On July 12, 2010, the Compensation Committee granted time-based restricted stock to the Company’s officers as part of the Company’s current three-year operating plan that began July 1, 2010. The dividends on these time-based shares accrue from the date of grant at the same rate as on all other shares of the Company’s stock and will be paid upon vesting of the underlying shares.
(4)	On November 30, 2011 and pursuant to the Company’s Transition Agreement with Mr. Rogers, the Company fully accelerated the vesting of all of the equity awards made by the Company to Mr. Rogers, other than his performance-based awards for the performance period ending June 30, 2013. Mr. Rogers forfeited an additional 81,180 shares of restricted stock pursuant to the terms of the Company’s 2010 Omnibus Equity Incentive Plan, as amended.
(5)	On October 14, 2011 and pursuant to the Company’s Severance Agreement with Mr. Flatt, the Company accelerated the vesting of a pro rata portion of the time-based equity awards made by the Company to Mr. Flatt. Mr. Flatt forfeited an additional 41,349 shares of restricted stock pursuant to the terms of the Company’s 2010 Omnibus Equity Incentive Plan, as amended.
(6)	The value realized upon vesting is determined based on the closing price of the Company’s Common Stock on the date of vesting and does not include dividends that were accrued and paid upon vesting.

Potential Payments Upon a Change in Control

Cash Severance Payment. The Company does not have employment agreements with any of its executive officers, with the exception of limited-term retention agreements with Ms. Pope and Mr. Hickson discussed below. The Company has entered into change in control agreements with certain officers, including the Named Executive Officers. The change in control agreement provides that if an executive’s employment is terminated (other than for cause, death or disability) or the executive leaves the Company’s employment for good reason within 20 months after a change in control, the Company will pay a benefit to the executive equal to a 2.99 multiple of the executive’s base salary in effect on the termination date plus the average of the amount of annual bonus accrued in the three calendar year period ending on the December 31 prior to the change in control. The change in control agreements also give the executives the ability to leave the employment of the Company at any time during the six month period after the change in control in which case the executives will receive a payment of one-half of the amount set forth above.

Limited-Term Retention Agreements. Given the turnover among the executive officer team during 2011 and the subsequent move of the Company’s corporate headquarters from Jackson, Mississippi to Orlando, Florida, the Board of Directors believed that it was in the best interests of the Company to enter into limited-term retention agreements with Mr. Hickson and Ms. Pope to encourage these executives’ full attention and dedication to the Company currently and diminish the inevitable uncertainties surrounding pending changes. These agreements were executed November 4, 2011 and expire December 31, 2013.

Mr. Hickson’s retention agreement provides that if employment is terminated by the Company without “cause” or by the executive for “good reason” between the execution date and December 31, 2013, Mr. Hickson would receive cash severance equal to one time his then current base salary and bonus, provided that he has executed a waiver and release acceptable to the Company. The severance multiple will be increased to two times if Mr. Hickson is residing in Orlando, Florida at the time of the termination. In addition, Mr. Hickson was offered a one-time payment of up to $150,000 for a make whole payment upon sale of his home in Jackson, Mississippi if there was a deficit between his sale price and his basis, reimbursement of actual reasonable moving expenses to Orlando, Florida and payment of a rental home in Orlando, Florida for up to six months if his current residence was not sold. These payments made to Mr. Hickson are reported under the All Other Compensation column in the Summary Compensation Table.

Ms. Pope’s retention agreement provides that if employment is terminated by the Company without “cause” or by the executive for “good reason” between the execution date and December 31, 2013, Ms. Pope would receive cash severance equal to two times her then current base salary and bonus, provided that she has executed a waiver and release acceptable to the Company. In addition, Ms. Pope is eligible to receive a $50,000 retention bonus if she is employed with the Company through December 31, 2011; an additional $100,000 retention bonus if employed through December 31, 2012 and an additional $100,000 retention bonus if employed through December 31, 2013. These retention bonuses were evidenced through issuance of deferred incentive share units under the Company’s 2010 Omnibus Equity Incentive Plan and are payable in cash or common stock, at the Company’s option. Ms. Pope was employed with the Company through December 31, 2011, therefore a retention bonus of $50,000 was paid in cash and is reported under the Bonus column in the Summary Compensation Table.

Equity Acceleration. Within 30 days of the date of termination, upon surrender by the executive of his or her outstanding non-qualified stock options granted by the Company, the Company will pay an amount equal to the difference between the exercise price of each outstanding option and the fair market value of the Company’s Common Stock at the time of such termination. Pursuant to the terms of the Company’s 2003 Equity Incentive Plan, as amended, upon a change in control, all restrictions otherwise applicable with respect to incentive restricted shares shall lapse, the restricted period shall expire and any prescribed conditions shall be deemed to be satisfied. Any performance goals relevant to such awards shall be deemed to have been achieved at the target performance level.

Pursuant to the terms of the Company’s 2010 Omnibus Equity Incentive Plan, as amended, if an individual’s employment is terminated by the Company for any reasons other than cause or by the individual for good reason, in each case, within the two-year period commencing on the change in control, then, as of the date of the individual’s termination, all restrictions otherwise applicable with respect to incentive restricted shares shall lapse, the restricted period shall expire and any prescribed conditions shall be deemed to be satisfied.

Definitions. A “change in control” means any of the following: (i) any change in control of a nature that would be required to be represented under the Exchange Act proxy rules; (ii) any person acquiring beneficial ownership of securities representing 30 percent or more of the combined voting power of the Company’s outstanding securities; (iii) certain changes in the Company’s Board of Directors; (iv) certain mergers; (v) the approval of a plan of liquidation by the Company; or (vi) the sale or other transfer of at least 50 percent of the Company’s gross real estate assets (as measured by GAAP) to a single buyer within a 12-month period, provided the proceeds are not reinvested in similar real estate assets or investments.

A termination is for “cause” if it is for any of the following reasons: (i) the continued failure by the individual to perform his or her material responsibilities and duties toward the Company (other than any such failure resulting from the individual’s incapacity due to physical or mental illness); (ii) the individual engaging in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise; (iii) the individual’s conviction of a felony; or (iv) the commission or omission of any act by the individual that constitutes on the part of the individual common law fraud or malfeasance, misfeasance, or nonfeasance of duty; toward the Company.

A termination is for “good reason” if it is for any of the following reasons: (i) a material diminution in the individual’s position, authority, duties, or responsibilities; (2) a material reduction in the individual’s base salary in effect immediately before the change in control;(3) a material reduction in the individual’s annual or long-term bonus and equity incentive opportunities, as compared to such opportunity or level in effect immediately before the change in control;(4) a material diminution in any budget over which the individual retains authority; or (5) the Company’s material relocation of the individual without the individual’s consent.

No Tax Gross-Up Payments. The Company does not provide, and no Named Executive Officer is entitled to receive, any tax gross-up payments in connection with his or her compensation, severance or other benefits provided by the Company.

The following table shows potential payments that would have been provided to the Named Executive Officers upon the occurrence of a change in control and certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2011.

Name/ Payment or Benefit	Voluntary resignation, termination for cause, death or disability	Involuntary termination without cause or voluntary resignation with good reason following a change in control	Voluntary resignation without good reason following a change in control	Change in control without termination
James R. Heistand
Cash Severance (1)	$—	$2,604,434	$1,302,217	$—
Acceleration of Equity Awards (2)	$—	$453,789	$—	$—
Total	$—	$3,058,223	$1,302,217	$—
Richard G. Hickson IV
Cash Severance (1)	$—	$1,111,325	$555,663	$—
Acceleration of Equity Awards (2)	$—	$295,202	$26,980	$26,980
Total	$—	$1,406,527	$582,643	$26,980
James M. Ingram
Cash Severance (1)	$—	$1,034,274	$517,137	$—
Acceleration of Equity Awards (2)	$—	$238,786	$77,853	$77,853
Total	$—	$1,273,060	$594,990	$77,853
Mandy M. Pope
Cash Severance (1)	$—	$864,723	$432,361	$—
Acceleration of Equity Awards (2)	$—	$223,046	$62,113	$62,113
Total	$—	$1,087,769	$494,474	$62,113
Henry F. Pratt III
Cash Severance (1)	$—	$1,435,200	$717,600	$—
Acceleration of Equity Awards (2)	$—	$123,767	$—	$—
Total	$—	$1,558,967	$717,600	$—

(1)	The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan and deferred compensation plan.
(2)	Includes the acceleration of restricted stock awards based on the closing price of the Company’s Common Stock ($9.86) on December 31, 2011, plus the dividends accrued through such date.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Change in Control Agreement. The Company has entered into a change in control agreement with each of the Company’s executive officers as well as a Limited-Term Retention Agreement with Mr. Hickson and Ms. Pope. See “Potential Payments Upon Change in Control” above.

Family Relationships. Leland Speed, Chairman Emeritus and former Chairman, is the father of Warren Speed, Executive Vice President of the Company. Warren Speed earned $197,671 in salary and bonus for 2011. Michael J. Lipsey, Director, is the father of Jayson Lipsey, Executive Vice President and Chief Operating Officer of the Company. Jayson Lipsey earned $271,400 in salary and bonus for 2011.

Eola Capital Transactions. On May 18, 2011, the Company closed on the Contribution Agreement pursuant to which Eola contributed its property management company (the “Management Company”) to Parkway. Eola’s principals contributed the Management Company to Parkway for initial consideration of $32.4 million in cash and contingent consideration of 1.8 million units of limited partnership interest in Parkway’s operating partnership (“OP Units”) to Eola’s principals through an earn-out and earn-up arrangement based on the achievement by the Management Company of certain targeted annual gross fee revenue for the balance of 2011 and 2012. On December 30, 2011, Parkway and the former Eola principals, including Messrs. Heistand, Prio-Touzet, Pratt and O’Reilly, amended certain post-closing provisions of the Contribution Agreement to provide, among other things, that if the Management Company achieved annual revenues in excess of the original 2011 target, all OP Units subject to the 2011 earn-out, the 2012 earn-out and the earn-up will be deemed earned and paid when the 2011 earn-out payment is made. Based on the Management Company revenue for 2011, the target was achieved and all OP Units were earned and issued to Eola’s principals on February 28, 2012. The Contribution Agreement and the subsequent amendment were approved by Parkway’s Board of Directors.

The Management Company currently manages assets totaling approximately 11.4 million square feet, including assets totaling approximately 11.2 million square feet that are currently owned by entities in which Messrs. Heistand, Pratt and/or Prio-Touzet, have a direct or indirect ownership interest. In 2011, Parkway received approximately $6.2 million for reimbursements of building operating costs and earned $8.5 million in management fees under the management agreements with these entities. The management agreements with each of the entities affiliated with Messrs. Heistand, Pratt and Prio-Touzet contain economic terms comparable to the other third-party property management agreements that Parkway and the Management Company currently have in place.

In connection with the Eola transactions, Parkway received certain short-term fixed-price options to purchase the general partner interests and/or a fee simple interests owned by Messrs. Heistand, Pratt and Prio-Touzet in three office properties consisting of eight individual buildings totaling 1.5 million square feet located in Jacksonville, Orlando, and the Washington DC Metro area. Messrs. Heistand and Prio-Touzet further agreed to cooperate with Parkway to obtain options for Parkway to acquire, at a price to be determined by negotiation with Eola’s limited partners, three additional office properties totaling 579,000 square feet. All of the short-term fixed-price options and other options expired in 2011. Additionally, Messrs. Heistand, Pratt and Prio-Touzet agreed to pay the Company 50% of any distribution received from certain properties owned directly or indirectly by them. In connection with the amendment to the earn-out provisions discussed above, Messrs. Heistand, Pratt and Prio-Touzet agreed to increase the payment to 100% of any distribution received from those properties. No payments were made to the Company pursuant to the provisions of this agreement in 2011. In addition, an affiliate of Parkway made a $3.5 million preferred equity investment in an entity owned by Messrs. Heistand and Prio-Touzet. This investment was negotiated at arm’s length and provides that Parkway will be paid a preferred equity return equal to 7% per annum of the preferred equity outstanding. In 2011 Parkway received preferred equity distributions in the amount of $151,000 in the aggregate. This preferred equity investment was approved by Parkway’s Board of Directors.

Related-Party Transactions Policies and Procedures. In March 2007, the Board of Directors adopted the written “Related-Party Transactions Policies and Procedures” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions with executive officers, directors, nominees, greater than five percent owners of Company stock, or immediate family members of any of the foregoing (“related persons”).

The policy requires that any newly proposed transaction between the Company and a related person must be submitted to the Audit Committee for approval if the amount involved in the transaction is greater than $100,000 in a calendar year, the Company is a participant, and any related person has or will have an interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity) (“interested transactions”). If advance approval is not feasible, then the interested transaction will be considered for ratification at the next regularly scheduled meeting of the Audit Committee. In making its determination, the Audit Committee will consider, among other factors, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. On-going related person transactions are reviewed on an annual basis. No director will participate in any discussion or approval of an interested transaction for which he or she is a related party.

The following interested transactions do not require pre-approval by the Audit Committee:

1.	Any employment by the Company of an executive officer of the Company if (a) the related compensation is required to be disclosed in the Company’s proxy material or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy material if the executive officer was a “named executive officer” and the Company’s Compensation Committee approved, or recommended that the Board approve, such compensation.

2.	Any compensation paid to a director if the compensation is required to be disclosed in the Company’s proxy material.

3.	Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or less than 10 percent beneficial owner, if the aggregate amount involved does not exceed the greater of $250,000 or two percent of that company’s total annual revenues.

4.	Any charitable contributions by the Company to an entity at which the related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $100,000 or two percent of the charitable organization’s total annual receipts.

5.	Any transaction where the related person’s interest arises solely from the ownership of Common Stock and all holders of Common Stock receive the same benefit on a pro rata basis.

6.	Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

The Chair of the Audit Committee has the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new interested transaction deemed pre-approved pursuant to paragraph (3) or (4) above and each new interested transaction pre-approved by the Chair will be provided to the Audit Committee for its review.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), beneficially owned, as of March 19, 2012 more than five percent of the Common Stock, except as set forth in the following table.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percent of Common Stock (1)
The Vanguard Group, Inc.	2,331,829	(2)	10.6%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Blackrock, Inc.	2,203,614	(3)	10.0%
40 East 52nd Street
New York, New York 10022
Private Management Group, Inc.	1,986,606	(4)	9.0%
15635 Alton Parkway, Suite 400
Irvine, California 92618
T. Rowe Price Associates, Inc.	1,567,389	(5)	7.1%
100 E. Pratt Street
Baltimore, Maryland 21202
Lombardia Capital Partners, LLC	1,261,450	(6)	5.7%
55 South lake Avenue, Suite 750
Pasadena, California 91101

(1)	Based on the number of shares of Common Stock outstanding on March 19, 2012 which was 21,971,125 shares.
(2)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that The Vanguard Group, Inc. has sole dispositive power with respect to 2,300,883 shares of Common Stock and Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting of 30,946 shares of Common Stock as a result of its serving as investment manager of collective trust accounts.
(3)	Based upon a Statement on Schedule 13G filed February 29, 2012 with the SEC that indicated that Blackrock, Inc. and related entities have sole voting power with respect to 2,203,614 shares of Common Stock and sole dispositive power with respect to 2,203,614 shares of Common Stock.
(4)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that Private Management Group, Inc. has sole voting power with respect to 1,986,606 shares of Common Stock and sole disposition power with respect to 1,986,606 shares of Common Stock.
(5)	Based upon an amended Statement on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(6)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that Lombardia Capital Partners, LLC has sole voting power with respect to 730,435 shares of Common Stock and shared disposition power with respect to 1,261,450 shares of Common Stock.

Security Ownership of Management

Ownership Table. The following table sets forth the shares of Common Stock beneficially owned, as of March 19, 2012, by each Director, nominee for Director, Executive Officer of the Company and by the Directors, nominees and executive officers as a group. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock set forth in the table.

	Amount and Nature of Beneficial Ownership						Percent of Common Stock (2)
	Common Stock	Restricted Stock	Exercisable Options	OP Units (1)	Total Beneficial Ownership
Charles T. Cannada	12,163	—	—	—	12,163	(3)	*
Edward M. Casal	2,661	—	—	—	2,661		*
Laurie L. Dotter	4,663	—	—	—	4,663		*
Daniel P. Friedman	19,703	—	3,000	—	22,703	(4)	*
James R. Heistand	202,232	67,661	—	819,474	1,089,367		4.8%
Michael J. Lipsey	10,022	—	—	—	10,022	(5)	*
Brenda J. Mixson	12,984	—	—	—	12,984	(6)	*
Rudolfo Prio-Touzet	2,609	—	—	522,840	525,449		2.3%
Leland R. Speed	111,483	—	—	—	111,483	(7)	*
Troy A. Stovall	1,620	—	—	—	1,620	(8)	*
Richard G. Hickson IV	7,924	44,587	—	—	52,511		*
James M. Ingram	36,334	28,190	—	—	64,524	(9)	*
M. Jayson Lipsey	14,989	18,010	—	—	32,999		*
David R. O’Reilly	16,691	2,700	—	92,632	112,023		*
Mandy M. Pope	18,928	27,940	—	—	46,868	(10)	*
Henry F. Pratt III	312	18,453	—	129,685	148,450		*
Warren L. Speed	51,468	18,710	—	—	70,178	(11)	*
Directors and executive officers as a group	526,786	226,251	3,000	1,564,631	2,320,668		9.9%

*	Less than 1%.
(1)	Represents common units of limited partnership interest (“OP Units”) in Parkway Properties LP, our operating partnership. Pursuant to the limited partnership agreement of our operating partnership, after receiving a redemption notice from a unit holder, our operating partnership must redeem units for cash or, at our option, shares of our Common Stock on a one-for-one basis.
(2)	Based on the number of shares of Common Stock outstanding on March 19, 2012, which was 21,971,125 shares. To compute the percentage of common stock held by each person, we assume that all OP units held by such person have been exchanged for shares of Common Stock and any share of Common Stock which such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days of March 19, 2012 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Does not include 500 shares of Common Stock held by Mr. Cannada’s wife, as to which Mr. Cannada disclaims beneficial ownership. Mr. Cannada and his wife also own 2,400 shares of 8.00% Series D cumulative redeemable preferred stock (“Series D preferred stock”) that do not have voting rights at the Meeting.
(4)	Does not include 1,100 shares of Common Stock Mr. Friedman holds indirectly through the Parkway Properties, Inc. Deferred Compensation Trust (the “Deferred Compensation Trust”). Mr. Friedman’s wife owns 3,625 shares of Series D preferred stock that do not have voting rights at the Meeting.
(5)	Includes 10,022 shares of Common Stock owned by the Lipsey Real Estate Fund.
(6)	Ms. Mixson also owns 2,000 shares of Series D preferred stock that do not have voting rights at the Meeting.
(7)	Does not include 21,157 shares of Common Stock owned by Mr. Speed’s wife, as to which Mr. Speed disclaims beneficial ownership.
(8)	Does not include 5,143 shares of Common Stock Mr. Stovall holds indirectly through the Deferred Compensation Trust. Does not include 432 shares of Common Stock held in Mr. Stovall’s wife’s retirement account, as to which Mr. Stovall disclaims beneficial ownership.
(9)	Includes 6,000 shares of Common Stock Mr. Ingram has pledged as security on a personal line of credit.
(10)	Ms. Pope has a margin account at a broker that allows her to borrow against the securities, including shares of Common Stock, in that account. As of March 17, 2012, there was no balance outstanding on the margin account.
(11)	Includes 10,408 shares of Common Stock Mr. Speed owns as custodian for his children. Does not include 1,000 shares of Common Stock held by Mr. Speed’s wife, as to which Mr. Speed disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent stockholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. During 2011, no Directors or executive officers of the Company were late in filing reports under Section 16(a).

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter. A complete copy of the Audit Committee charter is available on the Company’s website (www.pky.com) under “Corporate.” The Board has determined that Charles T. Cannada, Laurie L. Dotter, and Brenda J. Mixson are “Audit Committee financial experts” as defined in the current rules of the SEC.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm without management being present. The Committee met eight times during 2011, and the Chairman of the Committee met individually on a number of occasions with the Company’s independent registered public accounting firm and management. In the course of fulfilling its oversight responsibilities, the Committee met with both management and KPMG LLP, the Company’s independent registered public accounting firm for 2011, to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with the Company’s independent registered public accounting firm matters required to be discussed, pursuant to United States Auditing Standards Section 380, The Auditor’s Communication with Those Charged with Governance including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with KPMG LLP matters relating to its independence and has received from KPMG LLP the written disclosures and letter required by the Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee also has received from KPMG LLP and reviewed Management’s Report on Internal Control Over Financial Reporting required to be reviewed pursuant to Section 303A.07(c)(iii)(A) of the NYSE listing standards.

On the basis of the reviews and discussions the Audit Committee has had with the Company’s independent registered public accounting firm and management, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Submitted by:

LAURIE L. DOTTER, CHAIR

CHARLES T. CANNADA

BRENDA J. MIXSON

Policy For Pre-Approval of Audit and Permitted Non Audit Services

The Audit Committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to the Company by its independent auditors. Under the policy, the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of audit and permitted non-audit services between Audit Committee meetings where accounting work and associated fees are $25,000 and under.

Auditor Fees and Services

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal 2011 and 2010:

	2011	2010
Audit Fees (1)	$600,000	$585,000
Audit-Related Fees (2)	284,700	195,000
Tax Fees (3)	47,750	31,300

Total	$932,450	$811,300

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees also include travel and lodging costs incurred in connection with the rendering of audit services.
(2)	Audit-related fees consisted primarily of accounting consultations, services related to business acquisitions and divestitures and other attestation services. For 2011, audit-related fees included $141,700 related to the May 18, 2011, combination with Eola Capital LLC and the property audits of certain assets that were purchased on behalf of Fund II.
(3)	Tax fees consisted of tax return preparation for Parkway Properties Office Fund, LP and Parkway Properties Office Fund II, LP.

The Audit Committee of the Board has considered whether provision of the services described above is compatible with maintaining the independence of the Company’s independent registered public accounting firm and has determined that those services have not adversely affected KPMG’s independence.

OTHER MATTERS

So far as management of the Company is aware, no matters other than those outlined in this Proxy Statement will be presented at the Meeting for action on the part of the stockholders. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the shares of Common Stock to which the proxy relates in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Mandy M. Pope Executive Vice President, Chief Accounting Officer and Secretary

Orlando, Florida

PARKWAY PROPERTIES, INC. 390 North Orange Avenue Suite 2400 Orlando, FL 32801

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	Charles T. Cannada 02 Edward M. Casal 03 Laurie L. Dotter 04 Daniel P. Friedman 05 James R. Heistand
06	Michael J. Lipsey 07 Brenda J. Mixson 08 Leland R. Speed 09 Troy A. Stovall

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2	Advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.					☐	☐	☐

3	Advisory vote on executive compensation.					☐	☐	☐

NOTE: In this discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

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PARKWAY PROPERTIES, INC.

Annual Meeting of Shareholders

May 17, 2012 2:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Richard G. Hickson IV and Mandy M. Pope, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PARKWAY PROPERTIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 2:00 PM, EDT time on May 17, 2012, at the Buckhead Club, 3344 Peachtree Road NE, Atlanta, Georgia, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are made, this proxy will be voted with the Board’s recommendations.

Continued and to be signed on reverse side